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                             INVESTMENT ADVISORY AND
                          MANAGEMENT SERVICES AGREEMENT

     This agreement made this 23rd day of February, 1980, by and between FBL MONEY MARKET FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and PFS MANAGEMENT SERVICES, INC., a Delaware corporation (hereinafter called "PFS");

                                   WITNESSETH:

     In consideration of the mutual covenants herein contained, it is agreed as follows:

     1. ADVISORY SERVICES. PFS shall furnish investment research and advice to the Fund and shall manage the investment and reinvestment of the assets of the Fund and the conduct of its investment business, and matters incidental thereto, all subject to the supervision of the Board of Directors of the Fund, and the provisions of the Articles of Incorporation and By-Laws of the Fund. PFS shall for all intents and purposes herein provided be deemed an independent contractor and nothing in this agreement shall be construed to constitute PFS an agent of the Fund unless expressly provided herein. The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice. The services of PFS herein provided are not to be deemed exclusive and PFS shall be free to render similar services or other services to others as long as its services hereunder shall not be impaired thereby.

     2. EXPENSES. PFS shall at its expense furnish the Fund with office space (in the offices of PFS, or other such place or places as may be agreed upon by the parties) and such office facilities, simple business equipment, advisory, research and statistical facilities and clerical services and personnel as may be necessary to administer the investment business of the Fund. PFS shall arrange, if desired by the Fund, for officers or employees of PFS to serve without salary from the Fund as directors, officers or agents of the Fund if duly elected or appointed to such positions by the shareholders of the Fund or by the Board of Directors thereof and subject to their individual consent and to any limitations imposed by law. PFS will not be required to pay any other expenses of the Fund other than those expressly enumerated herein; and in particular, but without limiting the generality of the foregoing, PFS will not be required to pay any of the following Fund expenses: (1) expenses for services rendered by a custodian including those for the safekeeping of the Fund's securities or other property and for keeping its books of account, (2) charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursing agent, or any registrar of the Fund, (3) costs of acquiring and disposing of portfolio securities, (4) interest, if any, on the obligations incurred by the Fund, (5) the cost of calculating the net asset value of the Fund as provided in the Articles of Incorporation and By-Laws of the Fund, of stock certificates and of corporate reports, (6) membership dues in the Investment Company Institute or any similar organization, (7) the cost of reports, notices to shareholders and other shareholder communications and other like miscellaneous expenses, (8) expenses of any registration and qualification of shares of the Fund for sale under Federal Securities laws and the securities laws of any state or other jurisdiction, (9) telephone and personnel costs incurred by PFS and allocable to the above, (10) taxes and fees payable to Federal, State or other Governmental agencies on account of the registration of securities issued by the Fund or otherwise, and (11) expenses

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of underwriting and selling shares of stock issued by the Fund.  The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from PFS as herein provided without first obtaining the written approval of PFS.

     3. COMPENSATION. For the services to be rendered and the charges and expenses assumed and to be paid by PFS as provided herein, the Fund shall pay to PFS compensation on a graduated basis at the annual rate of .5% (1/2 of 1%) of the first $200,000,000 of average net assets of the Fund plus .4% (4/10 of 1%) of the next $200,000,000 of average net assets of the Fund plus .35% (35/100 of 1%) of the next 200,000,000 of average net assets of the Fund plus .3% (3/10 of 1%) of the average net assets over $600,000,000, calculated as hereinafter set forth, from and after the date of commencement of the initial public offering of shares of the Fund. Compensation under this agreement shall be calculated and accrued for each business day by applying the appropriate annual rates to the net assets of the Fund in accordance with the formula set forth above as of the close of the last business day preceding the day for which the fee is being calculated, and dividing the sum so computed by the number of business days in the fiscal year. The fees thus accrued shall be payable monthly provided that such compensation shall be paid proportionately for any other period ending with the termination of this agreement.

     4. LIMITATION OF EXPENSES. In the event that expenses of the Fund chargeable to its income account (including amounts payable hereunder but exclusive of brokerage fees, interest, taxes and extraordinary expenses) for any fiscal year ending on a date at which this agreement is in effect shall exceed the most restrictive limitation on total expenses imposed by any State where the Fund's shares are registered for sale, PFS will reduce its management fee or increase its reimbursement accordingly. PFS shall pay to the Fund the amount by which such expenses exceed the applicable limitation, within three days after the determination of the amount thereof. In no event shall PFS be required to reimburse the Fund in an amount exceeding its compensation for such period under this Agreement.

     5. AVOIDANCE OF INCONSISTENT POSITION. In connection with purchases or sales of portfolio securities for the account of the Fund, neither PFS nor any officer, director or shareholder of PFS shall act as principal or receive any commission other than its compensation provided for in this agreement. Such limitation, however, shall not prohibit the payment of the usual and customary brokerage commissions to any of such parties in the proper case. PFS agrees that in all matters relating to the management of the investment of the assets of the Fund it will act in conformity with the Articles of Incorporation and By-Laws of the Fund and any resolutions, rules or regulations adopted by the Board of Directors of the Fund. It is understood and agreed that PFS, by virtue of a separate agreement with the Fund, may also act as underwriter for the Fund.

     6. LIMITATION OF LIABILITY OF PFS. PFS shall not be liable for any error of judgment or import of law, or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of PFS in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this agreement. It is understood that the officers, directors, agents and shareholders of the Fund are or may be interested in PFS as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of PFS may be interested in the Fund otherwise than as a shareholder. Any person, even though also employed by PFS, who may be or become an employee of and paid by the Fund shall be

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deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of PFS.

     7. EFFECTIVE DATE AND TERM. This agreement shall become effective on the date hereof and shall continue until the close of business on November 15, 1981 and from year to year thereafter, but only so long as such continuance is approved at least annually in a manner consistent with the Investment Company Act of 1940. It may be terminated at any time without payment of any penalty by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding shares of the Fund as defined under the Investment Company Act of 1940 or by PFS on sixty (60) days' written notice to the other party. This agreement may also be terminated at any time without payment of any penalty by vote of the Board of Directors of the Fund in the event that it shall have been established by a court of competent jurisdiction that PFS or any officer or director of PFS has taken any action which results in a breach of the covenants of PFS set forth herein. This agreement shall automatically terminate in the event of its assignment within the meaning of such term under the Investment Company Act.

     8. NOTICES. Any notice under this agreement shall be in writing addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     9. AMENDMENT OF THIS AGREEMENT. No provision of this agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding shares as defined in the Investment Company Act of 1940.

     10. MISCELLANEOUS. The captions in this agreement are included for convenience or reference only and in no way decline or limit any of the provisions hereof or otherwise effect their construction or effect. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Fund and PFS have caused this agreement to be executed in their names and on their behalf and under their corporate seals by and through their duly authorized officers all on the day and year first above written.

                                             FBL MONEY MARKET FUND, INC.

                                             By:
                                                -------------------------------
                                                       Its  Vice President

 ATTEST:


-------------------------------------------
Its Assistant Secretary

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                                             PFS  MANAGEMENT SERVICES, INC.

                                             By:
                                                -------------------------------
                                                         Its President

ATTEST:

-------------------------------------------
Its Assistant Secretary